SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

     Commission File Number             `33 Act No. 33-6669
                                        `34 Act No. 0-15639

     Balcor/Colonial Storage Income Fund--86
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     (Exact name of registrant as specified in its charter)


     2355 Waukegan Road, Suite A-200, Bannockburn, Illinois  60015
     (847) 267-1600
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     Limited Partnership Interests
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     (Title of each class of securities covered by this Form)


     None
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     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)      [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
     Rule 15d-6               [ ]

     Approximate number of holders of record as of the certificate or notice date:

None
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Balcor/Colonial Storage Income Fund-86 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October  31, 1996

                    BALCOR/COLONIAL STORAGE INCOME FUND-86,
                    an Illinois limited partnership

                    By: Balcor Storage Partners-86, an Illinois general partnership, a general partner

                    By:  The Balcor Company, a partner


                    By:   /s/ Jerry M. Ogle
                         ----------------------------------
                         Jerry M. Ogle
                    Its: Vice President and Secretary


                    By: Colonial Storage 86, Inc., a Texas corporation, a general partner


                    By:   /s/ James R. Pruett
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                         James R. Pruett
                    Its: President
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